Exhibit 1.01
Conflict Minerals Report
This is the Conflict Minerals Report ("CMR") of Nordstrom, Inc. ("Nordstrom") for calendar year 2020 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 ("Rule 13p-1"). Rule 13p-1 requires disclosure of certain information when a company manufactures or contracts to manufacture products that contain gold, columbite-tantalite (tantalum), cassiterite (tin) or wolframite (tungsten) (collectively, "3TG" or "Conflict Minerals").
For the January 1, 2020 to December 31, 2020, reporting period, we surveyed 208 suppliers ("Suppliers") of our private label business line, Nordstrom Product Group ("NPG"). NPG products within the scope of this report have been categorized as: apparel, footwear, jewelry, accessories and home goods (the “Covered Products”). This CMR relates to the process undertaken by Nordstrom to determine the source of 3TG potentially contained in products deemed to be manufactured or contracted to be manufactured by NPG.
Forward-Looking Statements
Forward-looking statements in this Report are made pursuant to the safe harbor provisions of Section 21E of the Exchange Act and other federal securities laws. You are cautioned that statements in this Report that are not strictly historical statements, including without limitation, the Company’s intentions and expectations regarding further Supplier engagement, due diligence and risk mitigation efforts, strategy, and future reporting constitute forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties that could cause actual results to differ include, without limitation, risks and uncertainties associated with the progress of industry and other supply chain transparency and smelter or refiner validation programs for conflict minerals (including the possibility of inaccurate information, fraud and other irregularities); inadequate Supplier education and knowledge; whether smelters and refiners and other market participants responsibly source Conflict Minerals; political developments in Covered Countries, the United States, or elsewhere; limitations on the ability or willingness of suppliers to provide more accurate, complete and detailed information and limitations on the Company’s ability to verify the accuracy or completeness of any supply chain information provided by Suppliers, third-party audit programs or others as well as the possibility of future statutory and regulatory changes. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.
Introduction
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 357 stores in the U.S. and Canada, including 100 Nordstrom stores; 248 Nordstrom Rack stores; two clearance stores; and seven Nordstrom Local service hubs. Additionally, customers are served online through Nordstrom.com, Nordstrom.ca, Nordstromrack.com and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Nordstrom looks to work with Suppliers that share its commitment to quality products and see ethical business practices as an important factor in their business approach. Consistent with this commitment, Nordstrom has adopted a Conflict Minerals Policy, which is set forth in its entirety in Part II, section B, below. In accordance with and since the inception of this policy, Nordstrom has conducted both a good faith "reasonable country of origin inquiry" ("RCOI") and subsequent due diligence of its direct Suppliers ("Tier 1 Suppliers"). Through the Company's RCOI and due diligence processes, Nordstrom concluded that during the calendar year ending December 31, 2020, NPG contracted to manufacture a small number of products that contain 3TG necessary to a product's functionality or production.
The RCOI consisted principally of identifying the Tier 1 Suppliers of the Covered Products and circulating to these Tier 1 Suppliers the Conflict Minerals Reporting Template from the Conflict-Free Sourcing Initiative. Among the purposes of this survey was to identify, if possible, the supply chain, including smelters or refiners (“SORs”) that contribute refined Conflict Minerals to the Covered Products, and to request information regarding whether any of the necessary Conflict Minerals in the Covered Products originated from the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, with DRC, the "Covered Countries") and whether the Conflict Minerals come from recycled or scrap sources. Based on the results of that RCOI, Nordstrom has reason to believe that some of the Conflict Minerals contained in the Covered Products may have originated in one or more of the Covered Countries. Accordingly, Nordstrom, conducted due diligence on the source and chain of custody of those Conflict Minerals.
Nordstrom’s supply chain with respect to the Covered Products is complex, and Nordstrom, as a purchaser, is many steps removed from the mining and smelting or refining of the Conflict Minerals. Nordstrom does not purchase raw ore or unrefined Conflict Minerals. Because the SORs are consolidating points for raw ore, Nordstrom believes the SORs are in the best position in the supply chain to determine the origin of the ores. As a result, tracing these minerals to their sources is a challenge that requires Nordstrom to enlist its Tier 1 Suppliers in its efforts to achieve supply chain transparency, including its effort to obtain information regarding the origin of the Conflict Minerals. The information provided by Tier 1 Suppliers may be inaccurate or incomplete or subject to other irregularities. Because of Nordstrom’s relative location within the supply chain in relation to the actual extraction, transport, smelting and refinement of Conflict Minerals, its ability to verify the accuracy of information reported by Tier 1 Suppliers is limited.
Part I. Nordstrom's Conflict Minerals Program
A.Summary of Findings
Throughout the reporting period ("RY") 2020, Nordstrom continued to deploy its efforts to determine the sourcing mines or location of origin for 3TG contained in its NPG products with the greatest possible specificity. Nordstrom received responses from its survey requests from all but two of its Tier 1 Suppliers contacted. Three additional Tier 1 Suppliers did not respond because they had closed their businesses.
The Company's due diligence efforts indicate that for RY 2020, 98% of responding Tier 1 Suppliers produced products that do not contain 3TG deemed necessary to the functionality or production of the product and 2% of responding Tier 1 Suppliers produced products that do contain 3TG deemed necessary to the functionality or production of the product. Of the 2% of Tier 1 Suppliers whose products contain 3TG, all such Suppliers that reported they use SORs that source from the Covered Countries indicated that those SORs were determined to be “DRC conflict free” based on the internationally accepted audit standards of the Responsible Minerals Assurance Process (“RMAP”) or the London Bullion Market Association Good Delivery Program.
Finally, three Tier 1 Suppliers provided information regarding SORs that was incomplete or inconsistent and therefore Nordstrom was not able to make any determination about the source of any Conflict Minerals in the Covered Products produced by those Suppliers.
B.Continual Improvement
For the calendar year ending December 31, 2020, Nordstrom intends to continue to monitor its internal Conflict Minerals Rule compliance program with the objective of receiving Conflict Minerals Survey responses from 100% of its Suppliers and encouraging Suppliers to source from SORs that are known to be conflict free. Nordstrom’s ultimate objective is to develop a supply chain that does not indirectly or directly provide revenue to militia groups in the Covered Countries.
Part II. Due Diligence and Risk Mitigation
Nordstrom's due diligence process is designed to conform, in all material respects, with the nationally and internationally recognized due diligence framework identified by the U.S. Securities and Exchange Commission ("SEC"): OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements ("OECD Guidance"), consistent with Nordstrom’s position as a downstream purchaser.
A. Design of Due Diligence Framework
With respect to Conflict Minerals, Nordstrom's due diligence framework includes the following key elements:
•Establish Strong Company Management Systems
•Identify and Assess Risks in the Supply Chain
•Design and Implement a Strategy to Respond to Identified Risks
•Review Independent Third-Party Audit of Supply Chain
•Report Annually on Supply Chain Due Diligence
B.Due Diligence Measures Performed
1.Establish Strong Company Management Systems
Nordstrom's management system is a framework of policies, procedures, processes and organizational structure designed to enable the Company to complete all tasks necessary to achieve its objectives. Our system incorporates the following steps:
a.Adoption of our Conflict Minerals Policy
To help ensure consistent and clear communication of our commitment to responsible Conflict Minerals sourcing, Nordstrom has adopted and periodically reviews its Conflict Minerals policy, which is publicly available and provides:

Nordstrom is working to ensure that metals and other minerals contained in our Nordstrom private label products are obtained, produced and used in an environmentally and socially responsible manner. In particular, by partnering with our agents and direct suppliers, we will strive to source in ways that do not contribute to human rights abuses.
Under the "conflict minerals" provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, many publicly traded companies, including Nordstrom, are required to better understand how they use four metals: gold, columbite-tantalite (tantalum), cassiterite (tin) and wolframite (tungsten) (collectively, the "Conflict Minerals") and whether those Conflict Minerals originated in the Democratic Republic of Congo ("DRC") or adjoining countries (collectively, the "Covered Countries"). The intent of this regulation is to end the violent conflict in a region that has been financed, in part, by the exploitation and trade of Conflict Minerals originating in the Covered Countries.
We intend to conduct an annual good faith inquiry into the origin of Conflict Minerals that are necessary to the functionality or production of our Nordstrom private label products. This includes requesting certain information from our Nordstrom private label agents and direct suppliers and reporting on these inquiries and due diligence to the U.S. Securities and Exchange Commission ("SEC"). As these inquiries will be reasonably designed to determine whether any such minerals originated in the Covered Countries or are from recycled or scrap sources, we expect our agents and suppliers to participate fully, including by providing complete and timely responses to surveys and other inquiries.
In the event Nordstrom has a reason to believe that Conflict Minerals may have originated in the Covered Countries, Nordstrom will perform due diligence on its supply chain in a manner consistent with the guidance issued by the Organization for Economic Cooperation and Development ("OECD").
All reports we file with the SEC in compliance with the Conflict Minerals law requirements will be available to the public through our website.
Nordstrom partners with companies who share our commitment to making a positive difference. In furtherance of that commitment, we expect all agents and suppliers of our Nordstrom private label products to comply with this Policy.
b.Internal support for NPG supply chain due diligence
Nordstrom's internal support for Conflict Minerals supply chain due diligence is led by NPG, with support from the Legal Department.
c.Strengthen engagement with Tier 1 Suppliers
Nordstrom makes Suppliers aware of and periodically trains suppliers on its Conflict Minerals Policy and its desire to develop a supply chain that does not indirectly or directly provide revenue to militia groups in the Covered Countries. To further support communication of policies and expectations, NPG again engaged a third-party consultant to engage with Suppliers and review and validate the NPG Supplier Conflict Minerals Survey responses.
d. System of controls and transparency over the NPG supply chain
Nordstrom maintains an internal management system that encompasses a range of processes, activities and operating procedures to guide the Company’s due diligence efforts. These procedures establish a process to be followed to generate and maintain the information needed to comply with Rule 13p-1.
e.Mechanisms for reporting Conflict Minerals Policy violations
In the Company's internal and external training communications, parties are informed that concerns or reports of possible violations of Nordstrom's Conflict Minerals Policy can be reported by:
•Raising concerns through the Nordstrom Supplier website
•Calling Nordstrom's anonymous anticorruption and fraud hotline

In addition, Suppliers and other parties are encouraged to contact the Company directly if they seek guidance on the application of this approach or if they wish to report suspected violations.
2. Identify and Assess Risks in the Supply Chain
The steps outlined below, consistent with the OECD Guidance as applied to downstream companies, were applied by NPG to support the identification and assessment of Conflict Minerals risks in its supply chain.
a.Identify the SORs in the supply chain
As an initial step to identifying SORs, Nordstrom reviewed its supply chain for products applicable to Rule 13p-1 and determined that NPG "contracts to manufacture" products that may contain 3TG, including, footwear, apparel, jewelry, accessories and home goods. As these materials might be necessary to the functionality of a product, the Company traced the origin of these metals in support of its commitment to sourcing in socially responsible ways that do not contribute to human rights abuses in the Covered Countries. Nordstrom's RCOI process included a combination of measures to determine whether applicable 3TG in the Covered Products originated from Covered Countries.
1)Identifying Products in Scope
Nordstrom conducted a risk assessment of NPG product categories, including footwear, apparel, jewelry, accessories and home goods. All Tier 1 Suppliers of these products whose manufacture was completed and the goods shipped to Nordstrom between January 1, 2020 and December 31, 2020 were identified. Next, these Suppliers were surveyed in an effort to determine whether products provided to NPG contained 3TG, and, if so, the country of origin for the 3TG.
2)Supplier Engagement
To perform the Supplier engagement necessary as part of the RCOI, NPG required its Tier 1 Suppliers to complete the Conflict-Free Sourcing Initiative's Reporting Template questionnaire ("NPG Supplier Conflict Minerals Survey"). Nordstrom engaged a third-party consultant to assist with processing the NPG Supplier Conflict Minerals Surveys. The consultant validated the information collected from the Tier 1 Suppliers, including tracking information on SORs and flagging risks based on Supplier SOR sourcing practices.
The Company's RCOI efforts resulted in responses from 99% of NPG's Tier 1 Suppliers. Two Suppliers did not respond. An additional three suppliers did not respond due to the closure of their businesses. A small number of the responses received indicated that 3TG was necessary to the functionality or production of products supplied to NPG. Once the Company's RCOI process was complete, the Company, in partnership with its third-party vendor, designed and implemented a Supplier due diligence process.
b.Assessment of risk that SORs have funded conflict in the Covered Countries
To assess the risk that the sourcing practices of its Suppliers were funding conflict in the Covered Countries, Nordstrom engaged its third-party consultant to verify whether any known SORs were identified on available lists of SORs that have been certified by internationally recognized industry validation schemes, such as the RMAP, the London Bullion Market Association Good Delivery Program or the Responsible Jewelry Council Chain-of-Custody Certification. Suppliers associated with certified SORs were recognized as meeting the OECD Guidance due diligence. SORs that satisfy these audit standards are generally considered to source conflict free minerals.
If the SOR was not certified by an internationally-recognized scheme, the SOR was contacted by the third-party consultant in an attempt to gain more information about its sourcing practices, including countries of origin and transfer, and whether there were any internal due diligence procedures in place or other processes the SORs take to track the chain-of-custody on the source of its mineral ores. The relevant information requested included whether the SOR had a documented, effective and communicated conflict-free policy, an accounting system to support a mass balance of materials processed and traceability documentation.
3.Design and Implement a Strategy to Respond to Identified Risks
Utilizing the OECD's Red Flag criteria (i.e., Level 2 or 3 Country sourcing or sourcing from unknown reserves), NPG reviewed its supply chain to identify any high risk or potentially high risk SORs and implemented the following measures to address them:
a.Report findings to senior management
Senior management is briefed periodically on the Company's conflict minerals rule compliance.

b.Devise and adopt a risk management plan
Nordstrom's Conflict Minerals risk management plan includes processes for internal and external training and communications on its Conflict Minerals Rule compliance policy and practices, transparency throughout the Supplier onboarding and review process, reporting to senior management on the key risks associated with Conflict Minerals rule compliance and routine monitoring and reviewing of the effectiveness of Nordstrom's existing processes.
c.Implement the risk management plan, monitor and track risk mitigation, report to senior management and evaluate Supplier relationships
To improve its due diligence process, improve its supply chain transparency, and to further mitigate the risk that its necessary Conflict Minerals finance or benefit armed groups in the Covered Countries, Nordstrom makes suppliers aware of and periodically trains Suppliers on its Conflict Minerals Policy and its desire to develop a supply chain that does not indirectly or directly provide revenue to militia groups in the Covered Countries.
With regard to the three Tier 1 Suppliers who provided inconsistent or incomplete information, Nordstrom continues to solicit accurate and complete information to the NPG Supplier Conflict Mineral Survey. NPG stakeholders have also been briefed on these Suppliers’ responses to the NPG Supplier Conflict Minerals Survey and enhancements to the Company’s processes to promote sourcing in ways that do not fund the conflict in the Covered Countries are being explored.
4.Review Independent Third-Party Audit of Supply Chain
Nordstrom does not have any direct relationships with smelters or refiners that process Conflict Minerals, and it does not perform or direct audits of these entities within its supply chain. As an alternative, the Company has considered information collected and provided by independent third-party audit programs, such as the RMAP.
5.Report Annually on Supply Chain Due Diligence
The Form SD and CMR contained herein and publicly available at investor.nordstrom.com in the SEC Filings section meet the OECD recommendation to report annually on supply chain due diligence.
Part III. Determination
Applying the due diligence process outlined in the above, including information provided by NPG's Suppliers, Nordstrom believes that for the reporting period January 1, 2020 to December 31, 2020, NPG products containing Conflict Minerals might have been processed by the smelters and refiners listed in Annex I and sourced from the countries of origin listed in Annex II below. However, in some cases, the information provided by Suppliers was provided on a company-wide basis, not on a product-level basis. That is, the information was not specific enough to identify the SORs that processed the Conflict Minerals or the countries of origin of those Conflict Minerals that were used in the specific products provided by the Supplier to Nordstrom, but instead included information regarding the SORs that processed Conflict Minerals and the countries of origin of those Conflict Minerals used by the responding Supplier only on a company-wide or general product basis. As a result, in those cases, Nordstrom has not been able to reasonably or reliably determine whether the identified SORs have been used to process Conflict Minerals used in the Covered Products actually furnished to Nordstrom or whether the identified countries of origin were countries of origin of Conflict Minerals used in the Covered Products actually furnished to Nordstrom.
Based on the information provided through NPG's Conflict Minerals compliance program, all Suppliers that reported they use SORs that source from the Covered Countries indicated that those SORs were determined to be "DRC conflict free" based on the internationally accepted audit standards of the Responsible Minerals Assurance Process ("RMAP") or the London Bullion Market Association Good Delivery Program. In addition, three Tier 1 Suppliers provided inconsistent or incomplete information regarding the SORs they used such that Nordstrom cannot determine the countries of origin for all their products.

ANNEX I

Metal	Official Smelter Name
Tin	Jiangxi New Nanshan Technology Ltd.
Tin	Metallo Belgium N.V.
Gold	Chimet S.p.A.
Gold	LS-NIKKO Copper Inc.
Tin	Yunnan Tin Company Limited
Tin	Malaysia Smelting Corporation (MSC)

ANNEX II

Angola	Korea, Republic of
Argentina	Laos
Australia	Luxembourg
Austria	Madagascar
Belgium	Malaysia
Bolivia	Mexico
Brazil	Mongolia
Burundi	Mozambique
Cambodia	Myanmar
Canada	Namibia
Central African Republic	Netherlands
Chile	Nigeria
China	Peru
Colombia	Portugal
Congo (Brazzaville)	Russian Federation
Czech Republic	Sierra Leone
Djibouti	Singapore
DRC- Congo (Kinshasa)	Slovakia
Ecuador	South Africa
Egypt	South Sudan
Estonia	Spain
Ethiopia	Suriname
France	Switzerland
Germany	Taiwan
Guyana	Tanzania
Hong Kong	Thailand
Hungary	Turkey
India	Uganda
Indonesia	United Kingdom
Ireland	United States
Israel	United Kingdom
Italy	United States
Ivory Coast	Viet Nam
Japan	Zambia
Kazakhstan	Zimbabwe
Kenya